Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

KHOD HOLDINGS, LLC,

GV HEALTH PARTNERS, LLC,

THE PERSONS LISTED ON EXHIBIT A HERETO,

GTI CORE, LLC,

GREEN THUMB INDUSTRIES INC.

and

THE OTHER PERSONS SIGNATORY HERETO

dated as of

November 12, 2018

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of November 13, 2018, is entered into among KHOD Holdings, LLC (“KHOD”), a Nevada limited liability company, and GV Health Partners, LLC (“GV Health”) a Nevada limited liability company, (“Sellers” and each, a “Seller”), those Persons set forth on Exhibit A (the “Members” and, together with the Sellers, the “Seller Parties”), and GTI Core, LLC, a Delaware limited liability company (“Buyer”), and Green Thumb Industries Inc., a corporation incorporated under the laws of the Province of British Columbia (“Parent”) and those other Persons signatory hereto.

RECITALS

WHEREAS, each Seller owns the percentage of the membership interest (the “Company Interest”) of Integral Associates, LLC, a Nevada limited liability company (the “Company”) and the percentage of the membership interest (the “California Interest”, and, together with the Company Interest, the “Interest”) of Integral Associates CA, LLC (the “California Company”) as set forth by such Seller’s name in the Allocation Schedule (as defined below) and, together, the Sellers own all of the outstanding Interest;

AND WHEREAS, as of the date hereof each Member owns the percentage of the membership interest of the applicable Sellers as set forth on Exhibit A hereto;

AND WHEREAS, as a condition to Closing (as defined below), the Company will complete the Cannabiotix Acquisition (as defined below) and, in connection therewith, Sagebrush CCLV, LLC, a Nevada limited liability company (“Sagebrush”), and Liquid Marketing, LLC, a Nevada limited liability company (“Liquid Marketing”, and, together with Sagebrush, the “Additional Sellers”) will become members of the Company and obtain the Acquisition Interest (as defined below) and, upon such issuance of such Acquisition Interest, the Additional Sellers will become parties hereto and each will be a Seller hereunder and each member of the Additional Sellers identified in Exhibit “A” will become a Member hereunder;

AND WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Interest, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Article I:

“Acquisition Interest” means the Company Interest to be issued on completion of the Cannabiotix Acquisition.

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Sellers” has the meaning set forth in the recitals.

“Adjusted EBITDA” means, for any period, the aggregate net income before interest, income taxes, depreciation and amortization of the Company on a consolidated basis (including for certainty CCLV and its subsidiaries) and the California Company and its subsidiaries for such period, determined in accordance with GAAP, with adjustments to be agreed upon by the parties acting reasonably and in good faith, including non-recurring and extraordinary expenses.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Affiliates of the Sellers include the Company Parties and Affiliates of the Company Parties and Affiliates of the Company includes the Company Parties.

“Agreement” has the meaning set forth in the preamble.

“Alex” means Alejandro Yemenidjian.

“Allocation Schedule” has the meaning set forth in Section 2.02.

“Ancillary Documents” means the Armen Employee Agreement, the Closing Indebtedness Certificate, the Interest Assignment and any other document required to be delivered by Seller Parties or Sellers’ Representative pursuant to Section 7.02.

“Antitrust Laws” means the substantive antitrust or competition laws of any jurisdiction and any applicable laws requiring notification to any Government Authority responsible for enforcement of such substantive laws (including the HSR Act).

“Appraisal” has the meaning set forth in Section 2.09.

“Armen” means Armen Yemenidjian.

“Armen Employment Agreement” means the Employment Agreement between Armen and the Company, to be entered into at the Closing, which shall be for a term of not more than two years, and otherwise in form and substance approved by Buyer and Armen, each acting reasonably, which shall replace the existing Employment Agreement between Armen and the Company and shall release the Company of any term or condition thereunder.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Brian” means Brian Greenspun.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois and Las Vegas, Nevada are authorized or required by Law to be closed for business; provided that, solely for purposes of Section 5.18, January 1, 2019 shall be deemed to be a Business Day.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Calculation Period” means the twelve month period commencing the first day of the calendar month following Closing; provided that, if a Change of Control occurs prior to the end of such twelve-month period, then the Calculation Period shall end on the date that the Change of Control occurs.

“California Company” has the meaning set forth in the recitals.

“California Interest” has the meaning set forth in the recitals.

“California Subsidiaries” has the meaning set forth on Schedule 3.04.

“Canadian Dollars or C$” means the lawful currency of Canada.

“Cannabiotix Acquisition” means the acquisition of CCLV by the Company pursuant to the Cannabiotix Acquisition Agreement.

“Cannabiotix Acquisition Agreement” means that Integral Contribution Agreement by and among the Company, CCLV, CCLV Production LLC, Liquid Marketing, Sagebrush, KHOD and GV Health, dated October 18, 2018.

“Cannabiotix Closing” means the closing of the Cannabiotix Acquisition.

“Cap” has the meaning set forth in Section 8.04(a).

“Carve-out Sellers” has the meaning set forth in Section 5.08(f).

“Cash Payment” has the meaning set forth in Section 2.02(a)(i).

“CCLV” means CCLV Manufacturing Center, LLC, a Nevada limited liability company.

“CCLV Subsidiaries” has the meaning set forth in Section 3.04(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means any consolidation, amalgamation, arrangement, take-over bid, tender offer, business combination, merger, redemption, compulsory acquisition or similar transaction of or involving the GTI Shares, alone or as a series of related transactions pursuant to or as a result of which, (i) a party, alone or in concert with others, acquires such numbers of securities of Parent such that such party owns or controls all or substantially all of the votes attached to all of the outstanding securities of Parent, and (ii) holders of GTI Shares receive directly or indirectly cash, shares or other securities or property (or any combination thereof) with respect to or in exchange for GTI Shares.

“Change of Control Equivalent” means cash, shares or other securities or property (or any combination thereof) which holders of GTI Shares receive directly or indirectly with respect to or in exchange for GTI Shares pursuant to or as a result of a Change of Control.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Cash Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Information” has the meaning set forth in Section 5.06.

“Company Intellectual Property” means all Intellectual Property that is owned by a Company Party.

“Company Interest” has the meaning set forth in the recitals.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which a Company Party is a party as licensee, but excluding all licenses for commercially available, off the shelf Software.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Company Parties” means, collectively, the Company, the California Company and all Subsidiaries (including, for clarity, CCLV after the Cannabiotix Closing) and California Subsidiaries.

“Company Systems” has the meaning set forth in Section 3.12(h).

“Confidential Information” has the meaning set forth in Section 5.07.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CSE” means the Canadian Securities Exchange.

“Current Assets” means cash and cash equivalents, accounts receivable (including any receivables from Keff Time, LLC), inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates (other than those expressly included above), and (d) receivables overdue by more than 90 days unless otherwise mutually agreed upon by the parties, all determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the historical financial statements of the Company.

“Current Liabilities” means Transaction Expenses, accounts payable (including any payables to Armenco Restaurant Group, LLC), accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates (other than those expressly included above and except if such payables constitute Transaction Expenses), deferred Tax Liabilities, and the current portion of any Indebtedness of the Company to any such parties, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the historical financial statements of the Company.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement and further updated and delivered concurrently with the Closing.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Adjusted EBITDA” means the Adjusted EBITDA for the Calculation Period; provided that if the Calculation Period is less than twelve full months due to a Change of Control, the Adjusted EBITDA for the Calculation Period shall be annualized by dividing the Adjusted EBITDA for such period by the number of days in such period and multiplying the result thereof by 365.

“Earn-out Calculation” has the meaning set forth in Section 2.07(a)(ii)(A).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.07(a)(ii)(B).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.07(a)(ii)(A).

“Earn-out Payment” has the meaning set forth in Section 2.07(a)(i).

“Earn-out Review Period” has the meaning set forth in Section 2.07(a)(ii)(B).

“EBITDA Threshold” means [***].

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and Chapter 435A of the Nevada Administrative Code, to the extent it (a) relates to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerns the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. “Environmental Law” shall exclude the Controlled Substances Act, 21 U.S.C. § 801 et seq., and any US federal laws implicated by violating the Controlled Substance Act.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means TMI Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Parent, Sellers and Escrow Agent at the Closing, in form and substance agreed upon by all such parties, acting reasonably, and consistent with the terms set forth in this Agreement.

“Escrow Fund” means, together, the Escrow Fund Cash Portion and the Escrow Fund Share Portion, at the Closing, including thereafter any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement following the Closing.

“Escrow Fund Cash Portion” means [***].

“Escrow Fund Share Portion” means [***].

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii)

Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Facility Compensation” means [***].

“Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GTI Shares” means subordinate voting shares of Parent or such other securities of Parent into which such GTI Shares are converted, exchanged, reclassified or otherwise changed from time to time.

“GV Health” has the meaning set forth in the preamble.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls. “Hazardous Materials” shall not include Cannabinoids or Terpenoids, as those terms are defined in Chapter 435A of the Nevada Administrative Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, without duplication and with respect to the Company Parties, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) which, for certainty, does not apply to any guarantees made by the Company in respect of certain operating leases of its subsidiaries; and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Initial Consideration” shall mean the Purchase Price components set forth in Section 2.02(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interest” has the meaning set forth in the recitals.

“Interest Assignment” has the meaning set forth in Section 2.03(b)(i).

“Interim Balance Sheet” has the meaning set forth in Section 3.06(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(b).

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“KHOD” has the meaning set forth in the preamble.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Benjamin Kovler, Chief Executive Officer of Parent, Anthony Georgiadis, Chief Financial Officer of Parent, and Dina Rollman, Chief Compliance Officer of Parent, after reasonable inquiry within the Parent and its Affiliates.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of each Member, Alex, Brian and the Director of Compliance of the Company, in each case after reasonable inquiry within the Company Parties and Seller Parties.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Liquid Marketing” has the meaning set forth in the recitals.

“Lock-Up” has the meaning set forth in Section 2.08(a)

“Losses” means actual losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, with or without the lapse of time, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company Parties or the Parent, as applicable, in each case on a consolidated basis, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Parties or the Parent operates, as applicable, on a consolidated basis; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws (including the interpretation thereof) or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Parties compared to other participants in the industries in which the Company Parties or the Parent, as applicable, conducts its businesses on a consolidated basis, but only to the extent of such disproportionate effect.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Member” has the meaning set forth in the preamble.

“Milestone Event” has the meaning set forth in Section 2.07(b).

“Milestone Payment” has the meaning set forth in Section 2.07(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“NJ Subsidiary” means Integral Associates LLC, a New Jersey limited liability company.

“Operating Agreement” means the operating agreement of the Company dated July 15, 2015, as amended.

“Parent” has the meaning set forth in the preamble.

“Parent Audited Financial Statements” has the meaning set forth in Section 4.09.

“Parent Financial Statements” has the meaning set forth in Section 4.09.

“Parent Interim Financial Statements” has the meaning set forth in Section 4.09.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Proportionate Share” of any particular amount means for any Seller, (a) prior to the Cannabiotix Closing, (i) with regards to the KHOD, 50% of such amount; (ii) with regards to GV Health, 50% of such amount; and (b) after the Cannabiotix Closing, (i) with regards to the KHOD, 45% of such amount; (ii) with regards to GV Health, 45% of such amount; (iii) with regards to Liquid Marketing, 5% of such amount; and (iv) with regards to Sagebrush, 5% of such amount.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Allocation” has the meaning set forth in Section 2.10.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by any Company Party, together with all buildings, structures and facilities located thereon and all rights appurtenant thereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the cultivation or sale of cannabis.

“Restricted Period” has the meaning set forth in Section 5.08(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sagebrush” has the meaning set forth in the preamble.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Sellers” has the meaning set forth in the preamble.

“Seller Parties” has the meaning set forth in the preamble; provided that, solely for the purposes of Section 5.01, Section 5.03, Section 5.04; Section 5.05, Section 5.07; Section 5.08; Section 5.09; Section 5.11 and Section 5.16, Alex and Brian shall each be deemed to be a Seller Party.

“Sellers Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Representative” means Alex.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Software” means a computer program executable on a processor.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subscription Receipts” means the Two Million, One Hundred and Twenty Three Thousand (2,123,000) Subscription Receipts, issued by Parent to Sellers pursuant to Section 5.18, each Subscription Receipt being automatically, without any further act or formality, exchanged for one GTI Share at the Closing as part of the Initial Consideration, with the form of the Subscription Receipt to be agreed upon by the parties acting reasonably and in good faith prior to the issuance thereof.

“Subsidiaries” has the meaning set forth in Section 3.04(a).

“Target Working Capital” means Three Million Dollars ($3,000,000).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company Parties or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including without duplication, (a) fees, expenses and disbursements of attorneys, accountants and other advisors and service providers including all such expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, and (b) all bonuses, including severance, stay bonus, incentive bonuses, transaction bonuses, termination, change-of-control or similar payments payable by any Company Party as a result of or in connection with the transactions contemplated by this Agreement, and all amounts paid or payable resulting or attributable to the transfer or termination of any employee of a Company Party, and all Taxes payable by a Company Party with respect thereto.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06(a).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“VWAP” means the volume weighted average of the sale price of the GTI Shares on the principal securities exchanges on which the GTI Shares are at the time listed, averaged over twenty (20) consecutive trading days, ending on the VWAP End Date.

“VWAP End Date” means the final trading day used to calculate any such VWAP.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

[***] means [***].

Section 1.02 Sellers’ Representative.

(a)    By approving this Agreement and the transactions contemplated hereby, each Seller Party hereby irrevocably authorizes and appoints Sellers’ Representative as such Seller

Party’s representative and attorney-in-fact to act on behalf of such Seller Party with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers’ Representative pursuant to this Agreement or the Ancillary Documents, including, but not limited to, the exercise of the power to:

(i)    give and receive notices and communications;

(ii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.04;

(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VIII;

(iv)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII;

(v)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi)    make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with its duties and obligations;

(viii)    pursuant to Section 10.09, waive conditions, covenants and representations and warranties under this Agreement; and

(ix)    take all actions necessary or appropriate in the good faith judgment of Sellers’ Representative for the accomplishment of the foregoing.

(b)    Buyer and Parent shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller Party by Sellers’ Representative, as being fully binding upon such Seller Party. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Seller Parties. Any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Buyer or Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Seller Parties and shall be final, binding and conclusive upon each such Seller Party. No Seller Party shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 1.02, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller Party or by operation of Law.

(c)    Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Seller Parties; provided, however, in no event shall Sellers’ Representative resign or be removed without the Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of a majority of the Seller Parties. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer and Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received; provided, that until such notice is received, Buyer and Parent shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative.

(d)    Sellers’ Representative shall not be liable to the Seller Parties for actions taken pursuant to this Agreement or any Ancillary Document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). The Seller Parties shall severally and not jointly, indemnify and hold harmless Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers’ Representative under this Agreement, in each case as such losses are suffered or incurred; provided, that in the event it is finally adjudicated that any such loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Sellers’ Representative, Sellers’ Representative shall reimburse Seller Parties the amount of such indemnified losses attributable to such gross negligence, fraud, intentional misconduct or bad faith.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Interest, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The purchase price for the Interest shall consist of the Initial Consideration, the Earn-out Payments, if any, and the Milestone Payments, if any, a (collectively, the “Purchase Price”), with Sellers receiving such amounts of each component of the Purchase Price as set forth in the Allocation Schedule (the “Allocation Schedule”). The Allocation Schedule shall also include payments to be made to the Company for payment in respect of the profit interest set forth in Disclosure Schedule 3.03(e).

(a)    The Initial Consideration shall consist of:

(i)    Fifty Two Million Dollars ($52,000,000) cash in aggregate, subject to adjustment pursuant to Section 2.04 (the “Cash Payment”);

(ii)    18,706,952 GTI Shares, subject to Section 2.08;

(iii)    The GTI Shares issued pursuant to the Subscription Receipts, which shall not be subject to Section 2.08; and

(iv)    The Facility Compensation.

(b)    The Earn-out Payments shall be calculated and paid pursuant to Section 2.07(a).

(c)    The Milestone Payments shall be calculated and paid pursuant to Section 2.07(b).

Section 2.03 Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer and Parent shall:

(i)    deliver to Sellers’ Representative:

(A)    the Closing Date Cash Payment by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two Business Days prior to the Closing Date;

(B)    the GTI Shares payable to Sellers as part of the Purchase Price, minus the Escrow Fund Share Portion; and

(C)    the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement; and

(ii)    pay, on behalf of the Company or Sellers, the following amounts:

(A)    Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(iii)    deliver to the Escrow Agent:

(A)    the Escrow Fund Cash Portion by wire transfer of immediately available funds to accounts designated by the Escrow Agent and the Escrow Fund Share Portion, to be held for the purpose of securing the indemnification obligations of Sellers set forth in Article VIII and the obligations of Sellers in Section 6.08;

(B)     the Escrow Agreement.

(b)     At the Closing, Sellers shall deliver to Buyer:

(i)    a document evidencing assignment of the Company Interest and California Interest, as applicable (such document, the “Interest Assignment”);

(ii)    the written resignations, to be effective as of the Closing Date, of the officers and managers of the Company Parties set forth on Schedule 2.03; and

(iii)    the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At the Closing, the Cash Payment shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    a decrease by an amount equal to the outstanding Indebtedness of the Company as of the open of business on the Closing Date;

(C)    a decrease by an amount equal to the Escrow Fund Cash Portion;

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Cash Payment.”

(ii)    At least three Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Sellers’ Representative that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the historical financial statements of the Company and consistent with the sample balance sheet calculation attached hereto as Exhibit B.

(b)    Post-Closing Adjustment.

(i)    Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)    The post-closing adjustment shall be an amount equal to (a) if the Closing Working Capital is greater than the Estimated Closing Working Capital, the Closing Working Capital minus the Estimated Closing Working Capital, or (b) if the Estimated Closing Working Capital is greater than the Closing Working Capital, the Estimated Closing Working Capital minus the Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is calculated pursuant to clause (a) above, then it shall be owed by Buyer to Sellers, in accordance with the Allocation Schedule. If the Post-Closing Adjustment is calculated pursuant to clause (b) above, it shall be owed by the Sellers to Buyer.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Sellers shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing

Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Macias Gini & O’Connell LLP or, if Macias Gini & O’Connell LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.04(c)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. If the Sellers have not paid the Post-Closing Adjustment owed to the Buyer in the timeframe specified herein, the Buyer may obtain such amount instead through a payment by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Escrow Fund.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interest contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the Chicago, Illinois offices of Dentons US LLP, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.07 Earn-Out and Milestone Payments.

(a)    EBITDA Earn-out.

(i)    [***]

(ii)     Procedures applicable to determination of the Earn-out Payments.

(A)    On or before the date which is 30 days after the last day of the Calculation Period, Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Earn-out Adjusted EBITDA for the Calculation Period and its calculation of the resulting Earn-out Payment (the “Earn-out Calculation”). Buyer shall provide the Sellers’ Representative with copies of such records and work papers used or created in connection with preparation of such Earn-out Calculation Statement as is reasonable to support such Earn-out Calculation Statement.

(B)    Sellers shall have 30 days after receipt of the Earn-out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-Out Review Period, Sellers and their representatives shall have the right to inspect the Company’s books and records during normal business hours at the

Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Earn-out Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Earn-Out Review Period, Sellers may object to the Earn-out Calculation by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the Earn-out Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers fail to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Sellers’ Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-out Adjusted EBITDA and the Earn-out Payment for the Calculation Period. If Buyer and Sellers’ Representative are unable to reach agreement within ten Business Days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Sellers shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Sellers’ Representative, and not by independent review. The resolution of the dispute and the calculation of Earn-out Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Sellers and Buyer in proportion to the amounts by which their respective calculations of Earn-out Adjusted EBITDA differ from Earn-out Adjusted EBITDA as finally determined by the Independent Accountant.

(iii)     [***]

(b)    Milestone Payments.

(i)    [***]

(A)    [***]

(B)    [***]

(C)    [***]

(D)    [***]

(E)    [***]

(F)    [***]

(ii)    [***]

(A)    [***]

(B)    [***]

(iii)    [***]

(iv)    [***]

(A)    [***]

(B)    [***]

(v)    [***]

(c)    [***]

(d)    [***]

(e)    [***]

Section 2.08 GTI Share Payment.

(a)    Each Seller agrees that, without Buyer’s prior written consent and in accordance with the time period set forth below, such Seller will not, following Closing, (i) offer, pledge, sell, Contract to sell, grant any option or Contract to purchase, purchase any option or Contract to sell, or otherwise dispose of, directly or indirectly, any GTI Shares issued pursuant to 2.02(a)(ii), or

(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the GTI Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of GTI Shares or such other securities, in cash or otherwise (such restrictions, the “Lock-Up”); provided that (x) if there occurs a take-over bid or similar transaction approved by the board of directors of Parent involving a change of control of the Parent such Seller shall be permitted to tender its GTI Shares to such take-over bid or similar transaction, provided that in the event that the take-over bid or similar transaction involving a change of control of the Parent is not completed, any the GTI Shares shall remain subject to the Lock-Up, and (y) such Seller shall be permitted to distribute GTI Shares to one or more members of such Seller provided that such member agrees to be bound by the terms of the Lock-Up. Notwithstanding the foregoing, the GTI Shares paid at Closing shall be released from the requirements of the Lock-Up on the following schedule:

(i)    On the six (6) month anniversary of the Closing, one third (1/3) of each Sellers’ GTI Shares will be released from the Lock-Up.

(ii)    On the twelve (12) month anniversary of the Closing, one third (1/3) of each Sellers’ GTI Shares will be released from the Lock-Up.

(iii)    On the eighteen (18) month anniversary of the Closing, one third (1/3) of each Sellers’ GTI Shares will be released from the Lock-Up.

Section 2.09 RESERVED

Section 2.10 Allocation of Purchase Price. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a schedule allocating the Purchase Price (including any liabilities treated as consideration for Tax purposes) among the assets of the Company (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with Section 1060 of the Code. Notwithstanding the foregoing, for the purpose of the Purchase Price Allocation, fixed assets shall be valued at book value and not at tax value. The Purchase Price Allocation shall be deemed final unless Sellers’ Representative notifies Buyer that Sellers object to one or more items reflected in the Purchase Price Allocation within thirty (30) days after delivery of the Purchase Price Allocation to Sellers’ Representative. In the event of any such objection, Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Purchase Price Allocation within forty five (45) days after the delivery of the Purchase Price Allocation to Sellers’ Representative, such dispute shall be resolved by the Independent Accountant, the fees and expenses of which shall be borne equally by Sellers and Buyer. Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Purchase Price Allocation.

Section 2.11 Escrow.

(a)    The Escrow Fund shall be held and disbursed by the Escrow Agent upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

(b)    If any GTI Shares to are to be paid out of Escrow to Buyer, the price per GTI Share shall be the greater of (i) VWAP, with the VWAP End Date being the date such GTI Shares are transferred out of escrow or (ii) the lowest price per share after applying the maximum discount permitted by the policies of the CSE; provided that Parent will provide notice to obtain price protection and shall use commercially reasonable efforts to obtain such price protection including, if necessary, applying for a waiver from the policies of the CSE so that the GTI Shares will be issued at the price in (i).

(c)    On the fifth Business Day following the eighteen (18) month anniversary of the Closing Date; Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent to release the remaining Escrow Fund, minus, any reserve for pending or outstanding claims by Buyer or Parent under this Agreement (such reserves to be released within five (5) Business Days upon the payment or the extinguishment of such claim).

Section 2.12 Adjustment. Notwithstanding any other provision in this Agreement, the number of GTI Shares issued pursuant to this Article II (including the GTI Shares issuable on exchange of the Subscription Receipts) shall be adjusted as necessary to reflect any stock split, stock dividend, share consolidation or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each Seller severally, and not jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Each Seller shall make commercially reasonable efforts to fully disclose on each Disclosure Schedule all information, items or other disclosures applicable to such Disclosure Schedule, which may be accomplished by cross-reference to a different Disclosure Schedule. So long as each Seller has made such commercially reasonable efforts, the disclosure of any information, item or other disclosure set forth in any section of the Disclosure Schedules shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedules to the extent the relevance of such disclosure to such other section or subsection of the Agreement is reasonably apparent from the text of such disclosure on the Disclosure Schedule on which it is disclosed. Notwithstanding the foregoing, any representations or warranties made by the Additional Sellers are made as at the date that the Additional Parties become parties to this Agreement and the Disclosure Schedules shall be updated as at such date accordingly including to reflect the fact that CCLV and the CCLV Subsidiaries will, at such date, be subsidiaries of the Company.

Section 3.01 Authority of Sellers and Members.

(a)    It is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)    All of its Members have the individual power and capacity to enter into this Agreement and the Ancillary Documents to which such Member is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)    The execution and delivery by it and its Members of this Agreement and any Ancillary Document to which it and/or its Member is a party, the performance by it and/or its Member of its obligations hereunder and thereunder, and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by it and its Members. This Agreement has been duly executed and delivered by it and its Members, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of them enforceable against each of them in accordance with its terms subject to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. When each other Ancillary Document to which such it or its Members is or will be a party has been duly executed and delivered by it or its Member (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of it or its Member enforceable against it or its Member in accordance with its terms. All actions taken by it in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing by the applicable Member.

Section 3.02 Organization, Authority and Qualification of the Company.

(a)    The Company and each Subsidiary, except for the NJ Subsidiary, is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The NJ Subsidiary, is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of New Jersey and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(b)    The California Company and each California Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(c)    Disclosure Schedule 3.02(c) sets forth each jurisdiction in which each Company Party and CCLV is licensed or qualified to do business, and each Company Party and CCLV is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where failure to be so licensed or qualified would not have a Material Adverse Effect. All actions taken by each Company Party in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

(d)    CCLV is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All actions taken by CCLV in connection with the Cannabiotix Acquisition will be duly authorized on or prior to the Cannabiotix Closing. All actions taken by CCLV in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a)    The authorized equity of the Company consists solely of membership interest, of which, at the date hereof, 100% of the membership interest of the Company is issued and outstanding and constitutes all of the Company Interest. Except for the Company Interest, there is no membership interest of the Company issued and outstanding or has ever been issued and outstanding.

(b)    The authorized equity of the California Company consists solely of membership interest, of which, at the date hereof, 100% of the membership interest of the California Company is issued and outstanding and constitutes all of the California Interest. Except for the California Interest, there is no membership interest of the California Company issued and outstanding or has ever been issued and outstanding.

(c)    All of the Interest outstanding on the date hereof are, and, as of the Cannabiotix Closing, the Acquisition Interest will be, duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Such Seller owns all of the Company Interest and California Interest set forth next to such Seller’s name on the Allocation Schedule and upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Interest owned by such Seller, free and clear of all Encumbrances, and Buyer shall own all of the issued and outstanding membership interest of the Company. None of the Interest is, or ever has been, evidenced by a membership interest certificate.

(d)    All of the Interest was, and the Acquisition Interest will be, issued in compliance with applicable Laws. None of the Interest was, nor will the Acquisition Interest be, issued in violation of any agreement, arrangement or commitment to which Sellers or the Company or the California Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(e)    Except for the issuance of Acquisition Interest as provided in the Cannabiotix Acquisition Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interest or equity of any Company Party or obligating Sellers or any Company Party to issue or sell any membership interest of, or any other interest in, any Company Party. Except as set forth in Disclosure Schedule 3.03(e), no Company Party has any outstanding or authorized any membership interest appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, interestholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interest or the equity of any Subsidiary.

Section 3.04 No Subsidiaries.

(a)    The subsidiaries of the Company (such subsidiaries, the “Subsidiaries”) are listed on Disclosure Schedule 3.04(a). Disclosure Schedule 3.04(a) sets forth the equity ownership of each Subsidiary. The Company does not own or have any interest in any shares or have an ownership interest in any other Person other than the Subsidiaries. The Company owns all of its equity interest in the Subsidiaries (including Cannabiotix as of the Cannabiotix Closing) free and clear of all Encumbrances. For any Subsidiary that is not wholly owned by the Company, Schedule 3.04(a) sets forth any redemption rights of the Company with regards to the other owners of such Subsidiary, along with the price of exercising any such right.

(b)    The subsidiaries of the California Company (such subsidiaries, the “California Subsidiaries”) are listed on Disclosure Schedule 3.04(b). Disclosure Schedule 3.04(b) sets forth the equity ownership of each California Subsidiary. The California Company does not own or have any interest in any shares or have an ownership interest in any other Person other than the California Subsidiaries. The California Company owns all of its equity interest in the California Subsidiaries free and clear of all Encumbrances. For any California Subsidiary that is not wholly owned by the California Company, Disclosure Schedule 3.04(b) sets forth any redemption rights of the California Company with regards to the other owners of such California Subsidiary, along with the price of exercising any such right.

(c)    The subsidiaries of CCLV (such subsidiaries, the “CCLV Subsidiaries”) are listed in Disclosure Schedule 3.04(c). As of the Cannabiotix Closing, Cannabiotix will be a Subsidiary. Disclosure Schedule 3.04(c) sets forth the equity ownership of each CCLV Subsidiary. CCLV does not own or have any interest in any shares or have an ownership interest in any other Person other than the CCLV Subsidiaries. CCLV owns all of its equity interest in the CCLV Subsidiaries free and clear of all Encumbrances. For any CCLV Subsidiary that is not wholly owned by CCLV, Disclosure Schedule 3.04(c) sets forth any redemption rights of CCLV with regards to the other owners of such CCLV Subsidiary, along with the price of exercising any such right.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of any Company Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or any Company Party, except for Laws pertaining to the US federal regulation of cannabis; (c) except as set forth in Disclosure Schedule Section 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller or any Company Party is a party or by which such Seller or any Company Party is bound or to which any of their respective properties and assets are subject (including any Material Contract and any operating agreement or other organizational document of any Company Party) or any Permit affecting the properties, assets or business of the Company except in the cases of (b) and (c) where the violation, breach, default or acceleration would not have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Party. Except as set forth in Disclosure Section 3.05, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any

Governmental Authority is required by or with respect to Sellers or any Company Party in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements.

(a)    Complete copies of the (i) Company’s 2017 audited financial statements consisting of the balance sheet of the Company as at December 31 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended, (the “Audited Financial Statements”), (ii) 2015 and 2016 unaudited financial statements of the Company, and the 2015, 2016 and 2017 unaudited financial statements of the California Company and CCLV, consisting of the balance sheets of the Company, the California Company and CCLV as at December 31 of the applicable year and the related statements of income and retained earnings and members’ equity for the years then ended (the “Unaudited Financial Statements”) and (iii) unaudited interim financial statements consisting of the balance sheet of the Company, the California Company and CCLV as of August 31, 2018 and the related statements of income and retained earnings and members’ equity for the eight-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Audited Financial Statements have been prepared in accordance with IFRS and the Unaudited Financial Statements have been prepared in accordance with GAAP; for both, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of the Interim Financial Statements and the Unaudited Financial Statements, the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company Parties or CCLV, as applicable, and, in all material respects, fairly present the financial condition of the Company Parties or CCLV, as applicable, as of the respective dates they were prepared and the results of the operations of the Company Parties or CCLV, as applicable for the periods indicated. Neither CCLV nor the California Company have audited financial statements.

(b)    The balance sheet of the Company, the California Company and CCLV (and each Subsidiary, to the extent not consolidated in the Company’s balance sheet) as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company, the California Company and CCLV (and each Subsidiary or California Subsidiary, to the extent not consolidated in the Company’s or the California Company’s balance sheet) as of August 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. After the Cannabiotix Acquisition, each Company Party and CCLV and the CCLV Subsidiaries will maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. No Company Party has liabilities, obligations or commitments of the type required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except as set forth in Disclosure Schedule 3.08 or otherwise as expressly permitted in this Agreement, there has not been, with respect to the Company Parties, any:

(a)    event, occurrence or development that has had a Material Adverse Effect;

(b)    amendment of the Operating Agreement, articles of organization or other organizational documents of any Company Party;

(c)    split, combination or reclassification of any of its membership interests;

(d)    issuance, sale or other disposition of any of its membership interest, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interest;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its membership interest or redemption, purchase or acquisition of its membership interest, provided, however, that the Company and the California Company may (i) continue to make regularly scheduled tax distributions to its members in accordance with past practice and (ii) make cash distributions to their members in accordance with the governing documents of the Company and the California Company, as applicable;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by IFRS or as disclosed in the notes to the Financial Statements;

(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract, except for the Cannabiotix Acquisition Agreement and any agreements related thereto, including those listed on Schedule 3.08(h);

(i)    incurrence, assumption or guarantee of any indebtedness in an aggregate amount exceeding $10,000 for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, except in the ordinary course of business;

(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements, except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or loss of confidentiality or value of any material Trade Secrets included in the Company Intellectual Property by failure to take or maintain reasonable secrecy measures to protect the same;

(m)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)    other than in respect of the Subsidiaries, any capital investment in, or any loan to, any other Person, and except in the ordinary course of business;

(o)    acceleration, termination, material modification to or cancellation of any Material Contract;

(p)    any material capital expenditures; except for the Cannabiotix Acquisition and all commercially reasonable costs incurred, directly or indirectly, with new license applications;

(q)    imposition of any Encumbrance upon any of the Company properties, membership interest or assets, tangible or intangible;

(r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)    hiring or promoting any person as or to (as the case may be) an officer except to fill a vacancy in the ordinary course of business;

(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, officers and employees, except in the ordinary course of business;

(v)    entry into a new line of business inconsistent with past practice or abandonment or discontinuance of existing lines of business;

(w)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other equity of, or by any other manner, any business or any Person or any division thereof, except for the Cannabiotix Acquisition; or

(z)    except for the correction of any Tax Return for which any Tax Liability is satisfied prior to Closing, action by any Company Party to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period.

Section 3.09 Material Contracts.

(a)    Disclosure Schedule 3.09(a) lists each of the following Contracts of the Company Parties (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Disclosure Schedule 3.10(b) and all Company IP Agreements set forth in Disclosure Schedule 3.12(b), being “Material Contracts”):

(i)    each Contract of a Company Party involving aggregate consideration in excess of $50,000;

(ii)    all Contracts that require a Company Party to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification of at least $25,000 by a Company Party of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or other equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Company Party or Seller or, as applicable to the Company Parties, Sellers or this Agreement, a Member, is a party;

(vi)    all (i) employment agreements (excluding, for certainty, any employees who are employed at will) and (ii) Contracts with independent contractors or consultants (or similar arrangements) to which a Company Party is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of a Company Party;

(viii)    all Contracts with any Governmental Authority to which a Company Party is a party;

(ix)    all Contracts that limit in any material respect the ability of a Company Party to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts to which a Company Party is a party that provide for any joint venture or partnership by such Company Party if such joint venture or partnership would require the Company, on a consolidated basis, to incur costs in excess of $100,000, individually or in the aggregate;

(xi)    all Contracts between or among a Company Party on the one hand and Sellers or any Affiliate of Sellers on the other hand;

(xii)    all collective bargaining agreements or Contracts with any Union to which a Company Party is a party; and

(xiii)    any other Contract that is material to the operation of the business of the Company and not previously disclosed pursuant to this Section 3.09.

(b)    Each Material Contract is valid and binding on such Company Party in accordance with its terms and is in full force and effect subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. Neither such Company Party nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.10 Title to Assets; Real Property.

(a)    Such applicable Company Party has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    those items set forth in Disclosure Schedule 3.10(a);

(ii)    liens for Taxes not yet due and payable, which are set forth on Disclosure Schedule 3.10(a);

(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or to the use of and operation of the Real Property;

(iv)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(v)    the terms of any Company IP Agreements.

(b)    Disclosure Schedule 3.10(b) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or a Subsidiary, the landlord under the lease, and the existence of any default under each lease or sublease; and (iii) the current use of such property. With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or the applicable Subsidiary acquired such Real Property, and copies of all title insurance policies, surveys, zoning reports, engineering reports, business licensees, certificates of occupancy, and any notice or correspondence from any federal, state, county, municipal or governmental authority concerning code violations or zoning violations or changes in the zoning classification in the possession of Sellers or any Company Party and relating to the Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property, including without limitation, any and all amendments to such leases, estoppel certificates or notices of any default sent by or to any Company Party. No Company Party is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s and Subsidiaries’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. Except as set forth in any survey or title report or as otherwise disclosed to Buyer, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or an applicable Subsidiary. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Company has the right to purchase the Real Property leased pursuant to the lease identified in Disclosure Schedule Section 7.02(t).

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Disclosure Schedule Section 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Parties structurally sound, are in good operating condition and repair, subject to ordinary wear and tear, and are adequate in all material respects for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Parties, together with all other properties and assets of the Company Parties, are sufficient for the continued conduct of the Company Parties’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Parties as currently conducted.

Section 3.12 Intellectual Property.

(a)    Disclosure Schedule 3.12(a) contains a correct, current, and complete list of all (i) Company IP Registrations, (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) all Software owned by the Company Parties, and (iv) all other Company Intellectual Property material to the business of the Company as currently conducted, but excluding all licenses for commercially available, off the shelf Software and listing any Trade Secrets or other unregistered Company Intellectual Property only by broad category. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing or, if pending, have the status shown in the database of the applicable Governmental Authority. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)    Disclosure Schedule 3.12(b) contains a correct, current, and complete list of all material Company IP Agreements, excluding all licenses for commercially available, off the shelf Software. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each listed Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in material breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Company IP Agreement.

(c)    Except as set forth in Disclosure Schedule 3.12(c), the Company or a Subsidiary, is the sole and exclusive legal and beneficial, record owner of all right, title, and interest in and to the Company IP Registrations, and has the valid and enforceable right to use all other material Intellectual Property used in the conduct of the Company Parties’ business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company and each Subsidiary, if applicable, has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is, or since January 1, 2014 was, involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company or such Subsidiary whereby such employee or independent contractor (i) acknowledges the Company’s or Subsidiaries’ exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or such Subsidiary; and (ii) grants to the Company or such Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property. Sellers have provided Buyer with true and complete copies of all such Contracts.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company Party’s right to own or use any material Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)    To Sellers’ Knowledge, the Company IP Registrations that have issued are valid and enforceable, and are subsisting and in full force and effect. The Company and applicable Subsidiaries have taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of material Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)    The conduct of the Company’s and Subsidiaries’ business as currently and formerly conducted, and the products, processes and services of the Company and Subsidiaries, have not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging in writing any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging in writing the validity, enforceability, registerability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. Neither Sellers nor any Company Party is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No Company Party’s is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)    The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by any Company Party (“Company Systems”) are reasonably sufficient for the immediate and currently anticipated needs of the Company’s business. In the past eighteen (18) months, to Sellers’ Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or, to the Sellers’ Knowledge would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material Liability of any kind to the Company. The Company Parties have taken commercially reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in material compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(i)    Except as expressly stated in the forgoing, no other representations or warranties are made as to Company Intellectual Property or Company Systems or Intellectual Property rights of any Person.

Section 3.13 Inventory. All inventory of the Company and each Subsidiary, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or a Subsidiary free and clear of all Encumbrances, and no inventory is held on a consignment basis.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or a Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute valid claims of the Company Parties subject to normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) except as set forth on Disclosure Schedule 3.14 and except for as it relates to intercompany accounts receivable, to Sellers’ Knowledge, are collective in full within 90 days after billing. The reserve (if any) for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company Parties have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a)    Disclosure Schedule 3.15(a) contains (i) each customer who has paid aggregate consideration to the Company or a Subsidiary for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Disclosure Schedule 3.15(a), no Company Party has received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services.

(b)    Disclosure Schedule 3.15(b) contains (i) each supplier to whom any Company Party has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years, as well as each supplier of the Company affiliated with the Sellers or any members of the Sellers (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Disclosure Schedule 3.15(b), no Company Party has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or such Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or such Subsidiary.

Section 3.16 Insurance. Disclosure Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company Parties (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company Party. All such Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage. Except as set forth on Disclosure Schedule Section 3.16, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.17 Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Disclosure Schedule 3.17(a), there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by any Company Party affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that, to Sellers’ Knowledge, would reasonably be expected to give rise to any such Action.

(b)    Except as set forth in Disclosure Schedule 3.17(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Party or any of their properties or assets. Each Company Party is in compliance with the terms of each Governmental Order set forth in Disclosure Schedule 3.17(b).

Section 3.18 Compliance With Laws; Permits.

(a)    Except as set forth in Disclosure Schedule 3.18(a) and except for Laws pertaining to the US federal regulation of cannabis, each Company Party has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, Real Property, other properties or assets, except where failure to comply with such Laws would not have a Material Adverse Effect.

(b)    All Permits required for the Company Parties to conduct their business have been obtained by it and are valid and in full force and effect except where the failure to obtain or maintain such Permit would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Disclosure Schedule 3.18(b) lists all current Permits issued to any Company Party, including the names of the Permits and their respective dates of issuance and expiration. To the Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Disclosure Schedule 3.18(b) where such revocation, suspension, lapse or limitation would have a Material Adverse Effect.

Section 3.19 Environmental Matters.

(a)    To the Sellers’ Knowledge, the Company Parties and Sellers are currently and have been in material compliance with all Environmental Laws and, except as disclosed in Disclosure Schedule 3.19(a), have not received from any Person any Environmental Notice or Environmental Claim which may have a Material Adverse Effect and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company Parties have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Disclosure Schedule 3.19(b) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither Sellers nor any Company Party is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company Parties as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)    Except as disclosed in Disclosure Schedule 3.19(c), to the Sellers’ Knowledge, no real property currently or formerly owned, operated or leased by the Company Parties is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    Except as disclosed in Disclosure Schedule 3.19(d), to the Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Parties or any real property currently or formerly owned, operated or leased by a Company Party, and neither a Company Party nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of a Company Party (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of any applicable Environmental Law or term of any applicable Environmental Permit by, Sellers or the Company Parties.

(e)    Except as disclosed in Disclosure Schedule 3.19(e), to Sellers’ Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by a Company Party.

(f)    Except as disclosed in Disclosure Schedule 3.19(f), to Sellers’ Knowledge, there are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Company Party or Sellers and any predecessors as to which a Company Party or Sellers may retain liability, and to Sellers’ Knowledge none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor any Company Party have received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.

(g)    Neither Sellers nor any Company Party have retained or assumed, by Contract or operation of Law, any material Liabilities or obligations of third parties under applicable Environmental Law.

(h)    Sellers have provided or otherwise made available to Buyer and listed in Disclosure Schedule 3.19(h): any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Parties or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or the Company Parties related to compliance with applicable Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i)    To Sellers’ Knowledge, as of the Closing Date, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Parties as currently carried out.

(j)    To Sellers’ Knowledge, Sellers own and control the Environmental Attributes set forth in Disclosure Schedule 3.19(j) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Sellers nor any Company Party is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.20 Employee Benefit Matters.

(a)    Disclosure Schedule 3.20(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, membership interest or membership interest-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Company Party for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Company Party or any spouse or dependent of such individual, or under which such Company Party or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Disclosure Schedule 3.20(a), each, a “Benefit Plan”). The Sellers have separately identified in Disclosure Schedule 3.20(a) each Benefit Plan that contains a change in control provision.

(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Except as set forth in Disclosure Schedule 3.20(c), each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of a Company Party or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Disclosure Schedule 3.20(c), all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)    Neither any Company Party nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits or life insurance to any individual for any reason, and no Company Party nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health benefits or life insurance to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits or life insurance.

(h)    There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)    There has been no amendment to, announcement by Sellers, the Company Parties or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)    Each individual who is classified by a Company Party as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)    Except as set forth in Disclosure Schedule 3.20(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of a Company Party to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including equity-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21 Employment Matters.

(a)    Disclosure Schedule 3.21(a) contains a list of all persons who are employees, independent contractors or consultants of a Company Party, separated by Company Party, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. Except as set forth on Disclosure Schedule 3.21(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of a Company Party for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of any Company Party with respect to any compensation, commissions, bonuses or fees.

(b)    No Company Party is, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Disclosure Schedule 3.21(b), there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company Party or any of their employees. The Company Parties have no duty to bargain with any Union.

(c)    Except as set forth on Disclosure Schedule 3.21(c), the Company Parties are and have been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, work authorization, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by a Company Party as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of a Company Party classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Each Company Party is in compliance with and has complied with all applicable immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c), there are no Actions against any Company Party pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of such Company Party, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, work authorization, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)    Each Company Party has complied with the WARN Act in all respects.

Section 3.22 Taxes. Except as set forth in Disclosure Schedule Section 3.22:

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company Parties have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Each Company Party, as applicable, has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made in writing or, to the Knowledge of the Sellers’, orally, by any taxing authority in any jurisdiction where a Company Party does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Parties.

(e)    The amount of the Company Parties’ Liability for unpaid Taxes for all periods ending on or before the Interim Financial Statement does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Parties’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Parties (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Disclosure Schedule 3.22(f) sets forth:

(i)    the taxable years of the Company Parties as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against any Company Party as a result of any examinations by any taxing authority have been fully paid.

(h)    No Company Party is a party to any Action by any taxing authority. There are no pending or, to the knowledge of Company, threatened Actions by any taxing authority.

(i)    Sellers have delivered or made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company Party.

(k)    No Company Party is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to a Company Party.

(m)    No Company Party has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Company Party has any Liability for Taxes of any Person (other than such Company Party) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(n)    No Company Party will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)    any election under Section 108(i) of the Code.

(o)    Sellers are not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)    No Company Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)    No Company Party is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)    There are no foreign jurisdictions in which any Company Party is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)    No property owned by any Company Party is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) described in Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23 Books and Records. The records of actions taken by written consent of the members, managers and any committees of any such Company Party, all of which have been made available to Buyer, are complete and correct. Each Company Party has records of all such actions as required by Law or the organizational documents of such Company Party. The records of each of the Company Parties contain accurate and complete records of actions taken by written consent of the members of such Company Party, and no action taken by written consent of any such members, managers or committee has been held which has not been provided to Buyer. At the Closing, all of those records will be in the possession of the Company. There are no minute books of any Company Party.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Sellers.

Section 3.25 Independent Investigation; Non-Reliance. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller has relied solely upon its own investigation, including a review of the publicly available information on Parent, and the express representations and warranties of Buyer and Parent set forth in Article IV (including the related portions of the Disclosure Schedules); and (b) none of Buyer, Parent or any other Person has made any representation or warranty as to Buyer, Parent or this Agreement, except as expressly set forth in Article IV (including the related portions of the Disclosure Schedules).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Parent and Buyer jointly and severally represent and warrant to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 Organization, Authority and Qualification of Parent. Parent is a corporation organized, validly existing and in good standing under the Laws of the Province of British Columbia and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The execution and delivery by Parent of this Agreement and any Ancillary Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each Ancillary Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.03 Capitalization of Parent. The final prospectus of Parent dated October 10, 2018 accurately reflects the capitalization of Parent on such date and, except as disclosed therein or as set forth in Disclosure Schedule 4.03, as of such date there are no outstanding or authorized options, warrants, convertible securities or other binding rights, agreements, arrangements or commitments of any character relating to the equity of Parent or obligating Parent to issue or sell any equity interest in Parent. All of the GTI Shares were issued in compliance with applicable Laws. None of the GTI Shares were issued in violation of any agreement, arrangement or commitment to which Buyer or the Parent is a party or is subject to or in violation of any preemptive or similar rights of any Person.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Disclosure Schedule 4.04, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except as set forth Schedule 4.04, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.05 Subscription Receipts and GTI Shares. The Subscription Receipts to be issued pursuant to this Agreement have been duly authorized for issuance on the part of the Parent and Buyer and, when issued and delivered pursuant to this Agreement, will (i) have been validly issued and outstanding as fully paid; and (ii) have been issued in compliance with all applicable Laws, including applicable securities Laws and the rules and regulations of the CSE. The GTI Shares to be issued pursuant to this Agreement, including the GTI Shares issuable pursuant to the Subscription Receipts, have been duly authorized for issuance by all necessary action on the part of the Parent and Buyer and, when issued and delivered pursuant to this Agreement, will (i) have been validly issued and outstanding as fully paid and non-assessable shares; and (ii) have been issued in compliance with all applicable Laws, including applicable securities Laws and the rules and regulations of the CSE. The GTI Shares to be issued pursuant to the Subscription Receipts will not, on or after the date that is four months and one day after the date of issuance of the Subscription Receipts, be subject to any hold period under applicable securities Laws in Canada such that such GTI Shares may be traded without a prospectus or reliance on a prospectus exemption, provided that the balance of the conditions in Items 1,4,5,6 and 7 of section 2.5(2) to National Instrument 45-102 of the Canadian Securities Administrators have been complied with.

Section 4.06 Reporting Issuer. Parent (i) is a “reporting issuer” (as that term is defined under applicable Canadian securities Laws) in each of the Provinces of Canada, other than Quebec, that recognize such concept, (ii) is not included in a list of defaulting reporting issuers (or equivalent) maintained by the applicable securities authorities in such provinces and (iii) is not in default of applicable Canadian securities Laws in any material respect.

Section 4.07 Absence of Cease Trades. No order ceasing or suspending trading in the GTI Shares (or any of them) or any other securities of Parent is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Buyer, are pending, contemplated or threatened.

Section 4.08 RESERVED.

Section 4.09 Financial Statements. The Parent’s audited financial statements consisting of the balance sheet of the Parent as at December 31 2017 and 2016 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended, (the “Parent Audited Financial Statements”), and unaudited interim financial statements consisting of the balance sheet of the Parent as of June 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the six-month period then ended (the “Parent Interim Financial Statements” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”) as filed on SEDAR have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in the Parent Audited Financial Statements). The Parent Financial Statements are based on the books and records of the Parent, and, in all material respects, fairly present the financial condition of the Parent and each subsidiary of Parent as of the respective dates they were prepared and the results of the operations of the Parent for the periods indicated.

Section 4.10 RESERVED.

Section 4.11 RESERVED.

Section 4.12 Title to Assets; Real Property.

Section 4.13 Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Disclosure Schedule Section 4.13(a), there are no Actions pending or, to Buyer’s Knowledge, threatened (a) against or by the Parent or any subsidiary of Parent affecting any of its properties or assets (or by or against Buyer or any affiliate thereof and relating to the Parent) which, if decided adversely, would have a Material Adverse Effect on Parent; or (b) against or by the Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)    Except as set forth in Disclosure Schedule 4.13(b), there are no outstanding material Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting Parent or Buyer or any of their properties or assets. The Parent and each subsidiary of Parent is in compliance in all material respects with the terms of each Governmental Order set forth in Disclosure Schedule Section 4.13(b).

Section 4.14 Compliance with Laws; Permits.

(a)    With the exception of Laws pertaining to the US federal regulation of cannabis, the Parent and each subsidiary of Parent has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except where failure to comply with such Laws would not have a Material Adverse Effect.

(b)    All Permits required for Parent and each subsidiary of Parent to conduct its business have been obtained by it and are valid and in full force and effect except where the failure to obtain or maintain such Permit would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Knowledge of Buyer, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any

Permit where such revocation, suspension, lapse or limitation would have a Material Adverse Effect on Parent.

Section 4.15 Taxes. All material Tax Returns required to be filed on or before the Closing Date by the Parent or any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Parent or any subsidiary of Parent (whether or not shown on any Tax Return) have been, or will be, timely paid.

Section 4.16 RESERVED.

Section 4.17 Investment Purpose. Buyer is acquiring the Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interest is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.19 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Payment and consummate the transactions contemplated by this Agreement.

Section 4.20 Public Record. The Parent has filed on SEDAR all documents required to be filed by Parent under applicable Canadian securities Laws. The Parent’s documents publicly filed on SEDAR do not contain any misrepresentations. The Parent has complied with all applicable Canadian securities Laws regarding the disclosure of material changes and has no confidential material change reports outstanding.

Section 4.21 Independent Investigation; Non-Reliance. Buyer and Parent acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent have relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article III (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of Company Parties Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Parties shall, and shall cause the Company Parties to, (i) conduct the business of the Company Parties in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Parties and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Parties. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall:

(a)    cause each Company Party to preserve and maintain all of its Permits;

(b)    cause each Company Party to pay its debts, Taxes and other obligations when due;

(c)    cause each Company Party to maintain the properties and assets owned, operated or used by the Company Party in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    cause each Company Party to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    cause each Company Party to defend and protect its properties and assets from infringement or usurpation;

(f)    cause each Company Party to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)    cause each Company Party to maintain its books and records in accordance with past practice;

(h)    cause each Company Party to comply in all material respects with all applicable Laws;

(i)    except as set forth in Disclosure Schedule 3.08, cause each Company Party not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur;

(j)    use commercially reasonable efforts to complete the Cannabiotix Acquisition by or before the Closing Date; and

(k)    to the extent not accomplished prior to signing, use commercially reasonable efforts to cause the California Subsidiaries to enter into the agreements listed as items 27-30 in Disclosure Schedule 3.09(a), provided, however, that each such agreement shall be subject to Parent’s approval, acting reasonably.

Section 5.02 RESERVED.

Section 5.03 Access to Information. From the date hereof until the Closing, Seller Parties shall, and shall cause the Company and its Subsidiaries to (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company or the Parent, as applicable, as Buyer or any of its Representatives or Sellers and their Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer with respect to the foregoing, provided that any such access shall be granted during normal business hours upon reasonable advance notice to the Sellers and in such a manner as not to interfere with the normal operations of the Company. Buyer and its Representatives may only conduct non-invasive environmental due diligence of the Company and the Real Property Buyer shall deliver to Sellers’ Representative notice of its desire to enter the Real Property at least three (3) Business Days prior to the intended date of entry. Buyer and any of its Representatives shall exercise due care and ordinary prudence in performing any investigations hereunder and shall not cause or permit any damage or injury to be done to the Real Property and shall promptly restore the Real Property to such condition as existed prior to such investigations (to the extent Buyer’s investigations caused damage or injury to the Real Property). Other than research of public records and databases and other than ordinary contact normally associated with routine due diligence examinations, neither Buyer nor any of its Representatives shall communicate with any governmental or regulatory agencies or their respective individual employees concerning the Real Property, without giving at least forty-eight (48) hours prior written notice to Sellers. Sellers shall have the right to participate in any meetings or telephone calls with such agencies or employees.

Section 5.04 No Solicitation of Other Bids.

(a)    Seller Parties shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parties shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a Company Party or Seller; (ii) the issuance or acquisition of membership interest or other equity securities of a Company Party or Seller; or (iii) the sale, lease, exchange or other disposition of any significant portion of a Company Party’s properties or assets and for certainty shall not include the Cannabiotix Acquisition.

(b)    In addition to the other obligations under this Section 5.04, the Seller Parties shall promptly (and in any event within one Business Day after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Seller Parties agree that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.05 Notice of Certain Events.

(a)    From the date hereof until the Closing, the Seller Parties shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person or any other Person who is not a Seller is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)    any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement; and

(v)    the closing of the Cannabiotix Acquisition or the termination of the Cannabiotix Acquisition Agreement.

(b)    Buyer’s receipt of information pursuant to Section 5.04(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c)    From the date hereof until the Closing, Buyer and Parent shall promptly notify Sellers in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer and Parent hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person or any other Person who is not the Buyer or Parent is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)    any Actions commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer or Parent that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relates to the consummation of the transactions contemplated by this Agreement; and

(d)    Sellers’ receipt of information pursuant to Section 5.04(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement (including Section 8.03 and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Resignations. Sellers shall deliver to Buyer additional written resignations of the officers and directors of the Company as requested by Buyer at least five Business Days prior to the Closing.

Section 5.07 Confidentiality. Seller Parties acknowledge that as members and employees of the Company they have received proprietary information and confidential information belonging to the Company, that are not generally known to the public including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Company Information”). In addition, each Seller Party acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Company Information; (ii) the Company Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Company Information were disclosed to competitors or made available to the public. Consequently, the Seller Parties agree that after Closing the Seller Parties shall, and shall cause their Affiliates to, and shall cause its or their respective Representatives to retain in confidence and to not use for their own benefit or disclose to others any financial or other Company Information belonging to the Company or any information relating to this Agreement, including information relating to the Purchase Price or the determination and negotiation thereof (collectively with the Company Information, “Confidential

Information”). Each Seller Party shall not, and shall cause the Persons who are receiving proceeds, directly or indirectly, pursuant to this Agreement, not to, directly or indirectly, disclose or use at any time, including use for personal, commercial or proprietary advantage or profit, either during his association or employment with the Company or thereafter, any Confidential Information of which such Seller Party is or becomes aware. Each Seller Party in possession of Confidential Information shall, and shall cause the Persons who are receiving proceeds, directly or indirectly, pursuant to this Agreement to, take reasonable steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. If Seller Parties or any of their Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, the Seller Parties shall promptly notify Buyer in writing and shall disclose only that portion of such Confidential Information which the Seller Parties are advised by its counsel in writing is legally required to be disclosed, provided that the Seller Parties shall use commercially reasonable efforts to obtain an appropriate protective order or other assurance that confidential treatment will be accorded such Confidential Information.

Section 5.08 Non-Competition; Non-Solicitation.

(a)    For a period of [***] commencing on the Closing Date (the “Restricted Period”), each Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any securities exchange anywhere in the world if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, each Seller Party shall not, and shall not permit any of such Seller Party’s Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.08(a) shall prevent any Seller Party or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    During the Restricted Period, no Seller Party shall, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)    Each Seller Party acknowledges that a breach or threatened breach of this Section 5.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Each Seller Party acknowledges that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)    Notwithstanding the foregoing, nothing in this Section 5.08 shall prevent GV Health or any of its direct or indirect Affiliates or any of their officers, directors, managers, agents, successors or employees (collectively the “Carve-out Sellers”), from (i) directly or indirectly engaging in the publication or placement of advertisements or other copy in periodicals, newspapers, magazines, websites, blogs, tweets, or the like, by or for any Person engaging in the Restricted Business, (ii) directly or indirectly promoting or sponsoring any Person engaging in the Restricted Business in the course and scope of a Carve-out Seller’s normal or customary business practices relating to clause (i) above, or (iii) directly or indirectly investing in or having an ownership or equity interest in any Person engaging in the Restricted Business, so long as the Carve-out Sellers have no actual control or management responsibilities over such Person and do not own more than 25% of the outstanding equity entitled to vote relative to such Person.

(g)    [***]

Section 5.09 Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates (including, for the Sellers, the Company); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall work together in good faith and cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Without limiting the foregoing, and subject to the terms and conditions of this Agreement, each of the Buyer and the Seller Parties shall use their commercially reasonable efforts to (i) make all appropriate filings and submissions under the HSR Act or under any other Antitrust Law as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof with respect to filing under the HSR Act, and shall make as promptly as practicable any other appropriate submissions under other applicable Antitrust Laws, (ii) obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws, and (iii) cooperate and consult with each other in determining which filings are required to be made.

(c)    RESERVED.

(d)    The Seller Parties and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Disclosure Schedule Section 3.05 and Disclosure Schedule Section 4.04 and, notwithstanding the foregoing, shall give all notices and receive all consents required under any Real Property lease.

(e)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(f)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, and Buyer has waived such consent, approval or authorization as a condition to the Closing, the Seller Parties shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller Parties shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Seller Parties provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(g)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller Parties or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(h)    Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(i)    [***]

Section 5.10 Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, each Seller shall:

(i)    retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)    Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Seller Parties shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.12 Reporting Issuer. From the date of this Agreement until the date that is 12 months following the expiry of the Lock-Up, Parent shall use commercially reasonable efforts to maintain its status as a “reporting issuer” in good standing in all Canadian provinces in which it currently holds such status and maintain the listing of the GTI Shares on the CSE or another nationally recognized stock exchange in Canada. Each of Buyer and Parent acknowledge that a breach or threatened breach of this Section 5.12 would give rise to irreparable harm to Sellers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer or Parent of any such obligations, Sellers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Notwithstanding the foregoing, in the event a Change of Control occurs, the terms of this provision shall not apply so long as Sellers have the ability to participate in the sale on the same terms and conditions as all other holders of GTI Shares.

Section 5.13 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.15 Cannabiotix Closing. If an event occurs that would result in the failure to satisfy a closing condition in favor of the Company in the Cannabiotix Acquisition Agreement, the Sellers shall consult with the Buyer in good faith prior to making any decision as to whether to waive such closing condition.

Section 5.16 Consultant Payments. From and after the Closing, any payments to Persons listed as consultants as set forth on Disclosure Schedule 3.21 that are currently payable or payable contingent on the grant of a license shall be paid by the Seller Parties.

Section 5.17 California Companies. Notwithstanding any other provision of this Agreement, in order to facilitate and reduce the administrative burden of Buyer’s acquisition of the California Company and the California Subsidiaries, Seller Parties may undertake a reorganization of the California Company and the California Subsidiaries, provided that such reorganization does not create any adverse tax consequences or any materially adverse consequences to the Buyer or the Parent. Such reorganization may include such entities becoming subsidiaries of the Company and/or Seller Parties may elect to treat the California Company and/or the California Subsidiaries as corporations for U.S. federal and state income tax purposes. To the extent that the California Company and the California Subsidiaries become subsidiaries of the Company, Buyer and Parent will no longer purchase the California Interest directly and this Agreement shall be deemed to have been amended accordingly.

Section 5.18 Subscription Receipts. Parent and Buyer issue the Subscription Receipts to Sellers, pursuant to the Allocation Schedule, on January 1, 2019, provided that this Agreement has not been terminated on or before such date.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company Parties, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company Parties in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the

Company, its Affiliates or any of their respective Representatives with respect to any Pre-Closing Tax Period, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent by Sellers and fifty percent by Buyer when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Sellers (in accordance with their Proportionate Share of such costs, fees and expenses) on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, each such Seller shall severally, and not jointly and severally, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against such Seller’s Proportionate Share of (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall severally, and not jointly and severally, reimburse Buyer for their Proportionate Share of any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers’ Representative.

Section 6.06 Cooperation and Exchange of Information. Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Payments to Buyer.

(a)    Notwithstanding anything in this Agreement to the contrary, any amounts payable to Buyer or Parent pursuant to this Article VI related to federal income tax liabilities arising out of or attributable to any Pre-Closing Tax Periods or the Straddle Period shall be satisfied solely by the Members, without consideration for the limitations of liability set forth in Article VIII.

(b)    Except as set forth in Section 6.08(a), any amounts payable to Buyer or Parent pursuant to this Article VI shall be satisfied solely by the Escrow Fund.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days), provided, however, that the provisions of Section 6.08(a) shall survive for five years following the Closing.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof (or, in respect of the Additional Sellers, the date that they become party to this Agreement) and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof (or, in respect of the Additional Sellers, the date that they become party to this Agreement) and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). For the avoidance of doubt, all terms, defined or otherwise, used in any representation and warranty of the Sellers shall be interpreted as of Closing.

(b)    Buyer shall have received updated Disclosure Schedules of the Seller, accurate as of the Closing Date, and, without limitation, taking into account the completion of the Cannabiotix Acquisition.

(c)    Sellers shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(d)    No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)    All approvals, consents and waivers that are listed on Schedule 3.05 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company Parties.

(g)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)    Buyer shall have received resignations of the directors and officers of the Company Parties pursuant to Section 5.06.

(i)    At least three Business Days before Closing, Sellers’ Representative shall have delivered to Buyer the Closing Indebtedness Certificate.

(j)    Sellers’ Representative shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(k)    Sellers’ Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for each Company Party from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company Party is organized or qualified to do business.

(l)    Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not foreign persons within the meaning of Section 1445 of the Code.

(m)    Sellers shall have delivered, or caused to be delivered, to Buyer the Interest Assignments.

(n)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(o)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(p)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(q)    The Cannabiotix Acquisition shall have closed and the Additional Sellers shall have entered into an agreement to be bound by the terms of this Agreement as a “Seller” as if an original party hereto.

(r)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests not less than 48 hours prior to Closing and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(s)    Sellers shall have delivered to Buyer the executed Armen Employment Agreement.

(t)    Sellers shall have delivered to Buyer an estoppel certificate for the Real Property lease identified in Disclosure Schedule Section 7.02(t), executed by the applicable landlord substantially in the form contemplated in the applicable lease.

(u)    The Operating Agreement shall have been amended to expressly require the Partnership Representative (as such term is defined in the Operating Agreement) to make a “push-out” election under Section 6226 of the Code, and such amendments shall be reasonably satisfactory to Buyer.

(v)    Sellers’ Representative shall have delivered to Buyer the Allocation Schedule, with such payments as set forth in this Agreement.

(w)    Sellers shall have delivered to Buyer an executed release by [***], pursuant to which [***] shall, upon receipt of payment at the Closing, (i) release the Company, Buyer and Parent of all claims relating to her profits interest and (ii) agree to the Lock-Up for the GTI Shares she receives at the Closing, the schedule for which her GTI Shares shall be released from the Lock-Up to be the same as the Sellers.

(x)    The Company shall have made all bonus payments set forth on Disclosure Schedule 3.08(r).

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.18, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Disclosure Schedule Section 4.04 shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Parent.

(f)    No order ceasing or suspending trading in the GTI Shares (or any of them) or any other securities of Parent (including the Subscription Receipts) shall be outstanding and no proceedings for this purpose shall have been instituted or, to the Buyer’s Knowledge, pending, contemplated or threatened.

(g)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(h)    Buyer shall have delivered to Sellers cash in an amount equal to the Cash Payment by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(i)    Buyer shall have delivered to Sellers, or as Sellers may direct, share certificates or DRS statements representing the GTI Shares payable as the Initial Consideration, minus the Escrow Fund Share Portion, registered in the name of the applicable Seller.

(j)    Buyer shall have notified the CSE of the issuance of all GTI Shares pursuant to this Agreement in accordance with the policies of the CSE and all necessary steps shall have been taken to permit such shares to be listed and posted for trading on the CSE subject only to the delivery of the documentation required by Section 3 of Policy 6 – Distributions of the CSE.

(k)    Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(l)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(m)    Sellers shall have received copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the

Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(n)    Sellers shall have received copies of all resolutions adopted by the board of directors of Parent appointing of Alex to the board of directors of Parent.

(o)    Parent and Buyer shall have issued the Subscription Receipts pursuant to Section 5.18 on January 1, 2019.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. [***]

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, each Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall, severally and not jointly and severally, hold each of them harmless from and against, and shall pay and reimburse each of them for, such Seller’s Proportionate Share of any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    [***]

(b)    [***]

(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply in respect of any particular Seller, on the one hand, and Buyer, on the other hand, to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty by such Seller of Section 3.01, Section 3.02, Section 3.03, Section 3.24, or by Parent and/or Buyer of Section 4.01, Section 4.02, Section 4.05 and Section 4.18, or to Losses due to fraud or willful misconduct of Seller or Buyer and/or Parent, as applicable.

(d)    [***]

(e)    [***]

(f)    For the sole purpose of determining Losses (and not for determining whether any breach of any representation or warranty has occurred), the representations and warranties of Sellers and Parent and Buyer shall not be deemed qualified by any references to materiality or to Material Adverse Effect.

(g)    [***]

(h)    If any Buyer Indemnitees make a claim for indemnification from one or more Sellers, such Buyer Indemnitees shall make a claim for indemnification against all Sellers who, in Buyer’s determination, would have liability under this Article VIII for such indemnification.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. [***]

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 2.03, Section 2.04(b), Section 2.07, Section 2.08, Section 2.09, Section 5.07, Section 5.08, Section 5.12, Section 5.17 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, but, for certainty, subject to Subject to Section 2.03, Section 2.04(b), Section 2.07, Section 2.08, Section 2.09, Section 5.07, Section 5.08, Section 5.12, Section 5.17 and Section 10.11, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers’ Representative and Buyer;

(b)    by Buyer by written notice to Sellers’ Representative if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within thirty days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019 unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Sellers’ Representative by written notice to Buyer if:

(i)    the Seller Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX and Section 5.07 and Article X hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, each of the Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for 50% of the filing fee payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	c/o Sellers’ Representative
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Attention: Alex Yemenidjian

with a copy to:	Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Toronto, Ontario M5H 2T6
Attention: Rubin Rapuch / Aaron Atkinson

If to Buyer:	Green Thumb Industries Inc.
325 W. Huron Street, Suite 412
Chicago, Illinois 60654
Attention: Chief Financial Officer

with a copy to:	Dentons US LLP
233 S. Wacker Drive, Suite 5900
Chicago, IL 60606
Attention: Ross Docksey

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.08(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Seller Parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving (and, in the case of the Seller Parties, the Sellers’ Representative). No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY

FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12 Several Obligations. All representations, warranties, covenants, obligations and liabilities of Sellers in this Agreement or any document or agreement delivered pursuant to this Agreement, are several, and not joint and several, representations, warranties, covenants, obligations and liabilities of the Sellers. No Seller will be liable for any act, omission, default or conduct by any other Seller(s).

Section 10.13 Joint and Several Obligations of Buyer and Parent. All representations, warranties, covenants, obligations, acknowledgements, agreements and liabilities given by Buyer and/or Parent in this Agreement or any document or agreement delivered pursuant to this Agreement, are joint and several representations, warranties, covenants, obligations, acknowledgements, agreements and liabilities of Buyer and Parent. For certainty, where any representation, warranty, covenant, obligation, acknowledgement, agreement or liability is given by Buyer or Parent, such representation, warranty, covenant, obligation, acknowledgement, agreement and liability shall be the joint and several representation, warranty, covenant, obligation, acknowledgement, agreement and liability of both Buyer and Parent. Each of Buyer and Parent hereby waives any rule or principle of law which could restrict, or release

Buyer or Parent from, the enforcement of its covenants and obligations as a joint and several representor, warrantor or obligor under this Agreement.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

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Signature Page to Membership Interest Purchase Agreement

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Signature Page to Membership Interest Purchase Agreement

By signing below, Alejandro Yemenidjian accepts the appointment as the Sellers’ Representative from the date hereof:

[***]

Signature Page to Membership Interest Purchase Agreement

Exhibit “A”

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Exhibit “B”

Sample Balance Sheet Calculation

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